Exhibit 3.2
CERTIFICATE OF DETERMINATION
OF PREFERENCES
OF
SERIES A CONVERTIBLE PREFERRED STOCK
FOR
AUTO UNDERWRITERS OF AMERICA, INC.
a California corporation

Pursuant to the provisions of Section 401 of the of the California General Corporation Law, the undersigned, Dean Antonis and Divina Viray, hereby certify that:

1.
They are the duly elected and acting President and Secretary, respectively, of AUTO UNDERWRITERS OF AMERICA, INC., a corporation organized and existing under the Corporation Code of the State of California (the “Corporation”).

2.
The number of authorized shares of Preferred Stock of the Corporation is 10,000,000, and the number of authorized shares of Series A Convertible Preferred Stock, none of which has been issued, is 4,025,000.

3.
Pursuant to authority conferred upon the Board of Directors (the “Board”) by the Amended and Restated Articles of Incorporation of the Corporation (the “Amended and Restated Articles”), the Board adopted resolutions establishing the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation’s Series A Convertible Preferred Stock, which resolutions are attached hereto as Exhibit A and incorporated by this reference as if fully set forth herein (the “Resolutions”).

4.	The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of their own knowledge.

IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed this Certificate of Determination at San Mateo, California this 27th day of April, 2006.

                                   By: /s/  Dean Antonis
                                   Dean Antonis,
                                   President

                                   By: /s/  Divina Viray
                                   Divina Viray,
                                   Secretary

Exhibit A
RESOLUTIONS OF DETERMINATION
OF PREFERENCES
OF
SERIES A CONVERTIBLE PREFERRED STOCK
FOR
AUTO UNDERWRITERS OF AMERICA, INC.

WHEREAS, the Amended and Restated Articles of Incorporation (the “Amended and Restated Articles”) of Auto Underwriters of America, Inc. (the “Corporation”) provide for a class of its authorized shares known as Preferred Stock, comprising 10,000,000 shares issuable from time to time in one or more series; and

WHEREAS, the Board of Directors (the “Board”) of the Corporation is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series, and to determine or alter the powers, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock including but not limited to the dividend rights, dividend rate and conversion rights, and to fix, alter or reduce the number of shares constituting any such series; and

WHEREAS, it is the desire of the Board, pursuant to its authority under the Amended and Restated Articles, to fix the rights, preferences, privileges, restrictions and other matters relating to a series of Preferred Stock to be designated Series A Convertible Preferred Stock as follows.

NOW THEREFORE, BE IT RESOLVED, that, pursuant to Article III of the Amended and Restated Articles, the Board does hereby provide for the issue of a new series of Preferred Stock of the Corporation and does hereby fix the rights, preferences, privileges, restrictions and limitations relating to such series of Preferred Stock as follows:

1. Determination. The first series of Preferred Stock is hereby designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”).

2. Authorized Shares. The number of authorized shares constituting the Series A Preferred Stock shall be 4,025,000 shares of such series. Series A Preferred Stock shall have no par value.

3. Dividends.

(a) Dividend Rate. Subject to the rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, each share of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor and on each Dividend Payment

Date (as defined below), dividends in preference and priority to any declaration or payment of any dividend on the Corporation’s common stock (the “Common Stock”) at the rate of 8% per annum of (i) the average of (A) the reported closing price of the Common Stock on the national securities exchange on which the Common Stock is then listed for the 30 calendar-day period immediately prior to the record date established by the Board (the “Pricing Period”) or (B) the reported closing bid and asked prices of the Common Stock in the NASDAQ Reporting System for the Pricing Period, or, if no such closing price or closing bid and asked prices are available, (ii) $2.50 per share (the “Series A Issue Price”) as adjusted for subdivisions, combinations, stock dividends, recapitalizations and the like. Such dividends shall be payable in cash or stock, as determined by the Board.

(b) Cumulative; Non-Participating. The right to dividends on shares of Series A Preferred Stock will be cumulative. The holders of Series A Preferred Stock do not participate in dividends payable in respect of Common Stock after satisfaction of the dividend preferences of the Series A Preferred Stock.

(c) Dividend Payment. Dividends on outstanding shares of Series A Preferred Stock shall be payable in each year on (i) the date (or the anniversary thereof in subsequent years) that is 180 days after the date of a notice provided by the Corporation to the holders of the Series A Preferred Stock that the final closing of the offering in which the Series A Preferred Stock is originally offered has occurred (the date of such notice, the “Final Closing Date”), and (ii) the date (or the anniversary thereof in subsequent years) that is six months thereafter (each such date, a “Dividend Payment Date”). Each dividend on Series A Preferred Stock shall be payable to the holders of record of Series A Preferred Stock as they appear (xi) on the stock register of the Corporation, or (xii) the records of the Corporation’s transfer agent on such record date as may be fixed by the Board, which record date shall not be less than 10 nor more than 60 days prior to the applicable Dividend Payment Date.

(d) Form of Dividend. All dividends payable on the Series A Preferred Stock may be paid in cash or in shares of Common Stock, as determined in the discretion of the Board. If the Board determines that any dividend payable hereunder shall be paid in shares of Common Stock, the total number of shares to be issued therefor shall equal the nearest whole number of shares (rounded up) obtained by dividing the amount of the dividend payable by (i) the market price of one share of Common Stock as of the date on which such dividend is declared by the Board, or, if no such market price is then available, (ii) $2.50, as adjusted for subdivisions, combinations, stock dividends, recapitalizations and the like.

(e) Dividend Priority. The Corporation shall make no Distribution to the holders of the Common Stock except as permitted by this Section. “Distribution” in this Section means the transfer of cash or property without consideration, whether by payment of a dividend or otherwise (except a dividend in shares of the Corporation), or the purchase or redemption of shares of the Corporation for cash or property. The Corporation shall make no Distributions to the holders of the Common Stock (other than pursuant to equity incentive agreements with service providers giving the Corporation the right to repurchase shares upon the termination of services or other agreements providing for a right of repurchase by the Corporation as approved by of the Board of Directors) without the approval of the holders of a majority of the then outstanding shares of Series A Preferred Stock.

(f) Dividends on Conversion. Upon conversion of a share of Series A Preferred Stock into Common Stock, accrued but unpaid dividends on each share of Series A Preferred Stock so converted shall be payable, at the election of the holder of the share of Series A Preferred Stock being converted, either (1) in shares of Common Stock (or fractional share thereof) equal to the amount of accrued but unpaid dividends on such share of Series A Preferred Stock divided by the then current Conversion Price, or (2) in cash; provided, however, that, notwithstanding such election, to the extent that the payment of such dividends in cash would violate applicable law or regulation, the Corporation shall pay such dividends in shares of Common Stock.

4. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, distributions to the shareholders of the Corporation will be made in the following manner:

(a) Preferred Stock. The holders of Series A Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the

Corporation to the holders of Common Stock, an amount per share equal to the Series A Issue Price (as adjusted for subdivisions, combinations, stock dividends, recapitalizations and the like), plus any accrued but unpaid dividends on the Series A Preferred Stock. If the assets and surplus funds available for distribution among the holders of Series A Preferred Stock are insufficient to permit payment to such holders of the full aforesaid preferential amount, then the entire assets and surplus funds of the Corporation shall be distributed ratably to the holders of Series A Preferred Stock in proportion to their respective aggregate preferential amounts as of the date of the distribution following the occurrence of such event. After such payment shall have been made in full, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of the holders of Series A Preferred Stock, so as to be available for such payment, such holders of Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation.

(b) Common Stock. After the payment or setting apart for payment of the liquidation preference of the Series A Preferred Stock, the entire remaining assets and surplus funds of the Corporation legally available for distribution will be distributed ratably among the holders of the Common Stock in proportion to the shares of Common Stock then held by them.

(c) Merger or Sale Deemed a Liquidation. For purposes of this Section 4, the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of 50% or more of the voting power of the Corporation (or its parent, if any), outstanding immediately prior to such transaction, or a sale of all or substantially all of the assets of the Corporation will be treated as a liquidation, dissolution or winding up of the Corporation.

(d) Notice. At least 10 days prior to the record date for an event of liquidation, dissolution, or winding up, including a deemed liquidation pursuant to Section 4(c), the Corporation shall give notice thereof to the holders of Series A Preferred Stock in accordance with the procedures described in Section 6(g) hereof.

(e) Valuation. Assets to be distributed pursuant to this Section 4, insofar as the same shall be property other than cash, if not liquidated, shall be valued at the fair market value thereof upon the occurrence of the event giving rise to the liquidation preference hereunder, as determined in good faith by the Board.

5. Voting Rights.

(a) Generally. Except as otherwise required by law or as expressly provided in the Amended and Restated Articles or in this Certificate of Determination of Preferences (the “Certificate”), the holder of each share of Series A Preferred Stock issued and outstanding will be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock could be converted pursuant to Section 6 at the record date for the determination of the shareholders entitled to vote on the matter in question, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. The holders of shares of Common Stock and Series A Preferred Stock shall vote on all issues as a single class, except as otherwise expressly provided in the Amended and Restated Articles or in this Certificate or as required by law. If the shares of Series A Preferred Stock held by a holder are convertible into a non-integral number of shares of Common Stock as of the date of determination, the number of votes to which such shareholder will be entitled will, after aggregating all such shares of Series A Preferred Stock, be rounded down to the nearest whole vote.

(b) Protective Provisions. In addition to any other voting rights provided by law, the Amended and Restated Articles or this Certificate, the Corporation will not, without the vote or consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding:

(i) authorize, create (by reclassification or otherwise), issue or incur any obligation to issue any new class or series of shares, share equivalents, or share appreciation rights having rights, preferences or privileges senior to the Series A Preferred Stock;

(ii) increase the total number of authorized shares of Series A Preferred Stock; or

(iii) amend or repeal any provision of or add any provision to the Amended and Restated Articles or the Bylaws of the Corporation if such action would adversely affect the rights, privileges, preferences or restrictions created for the benefit of the Series A Preferred Stock.

(c) Consent for Certain Repurchases. Each holder of an outstanding share of Series A Preferred Stock will be deemed to have consented, for purposes of Sections 502 and 503 of the California General Corporation Law, to distributions made by the Corporation in connection with the repurchase of shares of Common Stock issued to or held by directors, officers, employees and independent contractors, pursuant to agreements providing for the right of such repurchase between the Corporation and such persons.

6. Conversion.  The holders of Series A Preferred Stock will have conversion rights as follows (the “Conversion Rights”):

(a) Voluntary Conversion. Each share of Series A Preferred Stock will be convertible without the payment of any additional consideration by the holder thereof at any time at the option of the holder thereof into Common Stock. The number of shares of Common Stock into which each share of Series A Preferred Stock may be converted will be determined by dividing the Series A Issue Price by the conversion price, determined as provided below, in effect at the time of the conversion (the “Conversion Price”). As of the date this Certificate is filed in the Office of the Secretary of State of the State of California, the Conversion Price of the Series A Preferred Stock is equal to the Series A Issue Price. In addition to the shares of Common Stock issuable upon conversion as described above, the Corporation shall issue shares of Common Stock upon conversion for accrued but unpaid dividends, if so elected by the holder or otherwise required pursuant to Section 3(f).

(b) Automatic Conversion.

(i) Consent of the Series A Preferred Stock. Each share of Series A Preferred Stock will be automatically converted into Common Stock upon the consent of at least two-thirds of the then-outstanding shares of Series A Preferred Stock. The number of shares of Common Stock into which each share of Series A Preferred Stock shall be automatically converted pursuant to this Section 6(b)(i) will be determined by dividing the Series A Issue Price by the Conversion Price.

(ii) Other Events.

(A) Each share of Series A Preferred Stock will be automatically converted into Common Stock if and when the following three requirements simultaneously exist: (1) the shares of Common Stock underlying the Series A Preferred Stock have been registered with the SEC, (2) the Common Stock is publicly traded, and (3) the 30 trading-day average closing price reported on the national securities exchange on which the Common Stock is then listed or the closing bid price of the Common Stock in the NASDAQ Reporting System is at least $3.50 per share. The number of shares of Common Stock into which each share of Series A Preferred Stock shall be automatically converted pursuant to this Section 6(b)(ii)(A) will be determined by dividing the Series A Issue Price by the Conversion Price.

(B) If the requirements of clause (3) of Section 6(b)(ii)(A) has not been met within 720 days after the Final Closing Date, but the requirements of clauses (1) and (2) of Section 6(b)(ii)(A) then exist, each share of Series A Preferred Stock will be automatically converted into Common Stock on the 721st day following the Final Closing Date. The number of shares of Common Stock into which each share of Series A Preferred Stock shall be automatically converted pursuant to this Section 6(b)(ii)(B) will be determined by dividing the Series A Issue Price by the product of (1) the average closing price reported on the national securities exchange on which the Common Stock is then listed, or the average closing bid price of the Common Stock in the NASDAQ Reporting System, for the 30 trading days immediately prior to the date that is 720 days after the Final Closing Date, multiplied by (2) 50%; provided, however, that in no event under this Section 6(b)(ii)(B) shall such product be less than $1.00.

(iii) In addition to the shares of Common Stock issuable upon conversion as described above, the Corporation shall issue shares of Common Stock upon conversion for accrued but unpaid dividends, if so elected by the holder or otherwise required pursuant to Section 3(f).

(c) Mechanics of Conversion. Before any holder of shares of Series A Preferred Stock will be entitled to convert the same into shares of Common Stock, such holder (i) will surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and will give written notice to the Corporation at such office that such holder elects to convert the same and will state therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, or (ii) if such certificate(s) have been lost, stolen or destroyed, the holder will notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates; provided, however, that in the event of an automatic conversion pursuant to Section 6(b), the outstanding shares of Series A Preferred Stock will be converted automatically without any action by the holders of such shares and whether or not the certificate or certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation will, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver to such holder of Series A Preferred Stock a certificate or certificates representing the number of shares of Common Stock to which such holder will be entitled as aforesaid, and will issue and deliver to such holder a check in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion will be deemed to have been made (xi) immediately prior to the close of business on the date of the surrender of the shares of Series A Preferred Stock to be converted, or (xii) in the case of an automatic conversion pursuant to Section 6(b)(i), on the effective date of such shareholders’ meeting or written consent, or (xiii) in the case of an automatic conversion pursuant to Section 6(b)(ii)(A), immediately prior to the last to occur of the requirements described in such Section, or (xiv) in the case of an automatic conversion pursuant to Section 6(b)(ii)(B), immediately prior to the close of business on the 721st day following the Final Closing Date, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion will be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Adjustments to Conversion Prices of Series A Preferred Stock. Following the Final Closing Date, the Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. If the outstanding shares of Common Stock shall be subdivided, by stock split, stock dividend or otherwise, into a greater number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price of the Series A Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(ii) Adjustments for Stock Dividends and Other Distributions. If the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation’s securities) payable in property or in securities of the Corporation other than shares of Common Stock, and other than as otherwise adjusted in this Section 6 or as provided in Section 3, then and in each such event, the holders of Series A Preferred Stock shall receive at the time of such distribution, the amount of property or the number of securities of the

Corporation that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event.

(iii) Adjustments for Reclassification, Exchange and Substitution. Except as provided in Section 4, upon any liquidation, dissolution or winding up of the Corporation, if the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of Series A Preferred Stock will thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation then deliverable upon conversion of such share of Series A Preferred Stock is entitled upon such reorganization or reclassification.

(iv) Adjustments for Dilutive Issuances. In addition to the adjustment of the Conversion Price provided in Section 6(d)(i) through (iii), the Conversion Price of the Series A Preferred Stock shall be subject to further adjustment from time to time as follows:

(A) Special Definitions. For purposes of this Section 6(d)(iv), the following definitions will apply:

(1) “Option” will mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(2) “Convertible Securities” will mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(3) “Additional Shares of Common Stock” will mean all shares of Common Stock issued (or, pursuant to Section 6(d)(iv)(C), deemed to be issued) by the Corporation after the date this Certificate is filed in the Office of the Secretary of State of the State of California, other than Common Stock, Options or Convertible Securities issued or issuable:

(I) to officers, directors and employees of, and independent contractors to, the Corporation, which issuances (x) are approved by the Board or its designated committee and (y) do not, unless otherwise authorized by the Board or its designated committee, exceed in the aggregate 450,000 shares (including Options exercised as of the Original Issue Date, (as defined in Section 6(d)(iv)(A)(4)) of Common Stock or Options or Convertible Securities therefor;

(II) upon conversion of shares of Series A Preferred Stock, exercise of the warrants, exercise of options or upon exercise of other securities or rights outstanding on the Original Issue Date;

(III) to banks or leasing companies to obtain financing or secure leases of equipment; provided, that such issuances are used primarily as incentives for services to be provided to the Corporation;

(IV) to licensors to obtain licenses of intellectual property;

(V) to co-joint venturers or strategic partners, in connection with transactions approved by the affirmative vote of the Board;

(VI) in connection with the Corporation’s acquisition of other lines of business, business entities or technology;

(VII) in transactions for which adjustment of the Conversion Price is made pursuant to Section 6(d)(i), (ii) or (iii);

(VIII) pursuant to a registered public offering of the Corporation’s securities;

(IX) in connection with a merger, acquisition, asset purchase or similar transaction; and

(X) any other transaction approved by the affirmative vote of a majority of the then outstanding shares of Series A Preferred Stock.

(4) “Original Issue Date” will mean the date Series A Preferred Stock is first issued.

(B) No Adjustment of Conversion Price. No adjustment in the Conversion Price of Series A Preferred Stock in respect of the issuance of Additional Shares of Common Stock or otherwise shall be required hereunder, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price of Series A Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Share of Common Stock.

(C) Deemed Issuances of Additional Shares of Common Stock. If the Corporation at any time after the Original Issue Date issues any Options or Convertible Securities or fixes a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, will be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in the case such a record date will have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common Stock will not be deemed to have been issued with respect to an adjustment of the Conversion Price for Series A Preferred Stock unless the consideration per share (determined pursuant to Section 6(d)(iv)(E)) of such Additional Shares of Common Stock would be less than the Conversion Price of Series A Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be; and provided further, however, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustment in the Conversion Price will be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, will, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which will not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon will, upon such expiration, be recomputed as if:

(I) in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(II) in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issuance of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 6(d)(iv)(E)) upon the issuance of the Convertible Securities with respect to which such Options were actually exercised;

(4) no readjustment pursuant to clause (2) or (3) above will have the effect of increasing the Conversion Prices to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(5) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price will be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment will be made in the same manner provided in clause (3) above; and

(6) if such record date has been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date will be canceled as of the close of business on such record date, and thereafter the Conversion Price will be adjusted pursuant to this Section 6(d) as of the actual date of their issuance.

(D) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. If the Corporation issues Additional Shares of Common Stock without consideration or for a consideration per share less than the Conversion Price of Series A Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price of Series A Preferred Stock will be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying each such Conversion Price by a fraction (x) the numerator of which will be the number of shares of Common Stock outstanding immediately prior to such issue, plus the number of shares of

Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (y) the denominator of which will be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided, however, that for the purposes of this Section 6(d)(iv)(D), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, will be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 6(d)(iv)(C), such Additional Shares of Common Stock will be deemed to be outstanding; and provided further, however, that the Conversion Price will not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, aggregate $0.01 or more.

(E) Determination of Consideration. For purposes of this Section 6(d)(iv), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock will be computed as follows:

(1) Cash and Property. Such consideration will:

(I) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding (x) amounts paid or payable for accrued interest or accrued dividends and (y) any commissions or expenses paid by the Corporation;

(II) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

(III) if Additional Shares of Common Stock are issued together with other securities or assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(d)(iv)(C), relating to Options and Convertible Securities, will be determined by dividing

(I) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(3) All calculations under this Section 6 will be made to the nearest cent or to the nearest whole share, as appropriate, with one-half cent or 1/2 of a share, as the case may be, rounded up.

(e) No Fractional Shares. No fractional share of Common Stock will be issued upon the conversion of any share or shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. If the conversion would result in the issuance of a fraction of a share of Common

Stock, the Company will, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of one share of Common Stock on the date of conversion (as determined in good faith by the Board) multiplied by such fraction.

(f) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation will, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such applicable adjustments and readjustments, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred Stock. Any certificate sent to the holders of Series A Preferred Stock pursuant to this Section 6(f) will be signed by an officer of the Corporation.

(g) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive Common Stock, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation will mail to each holder of Series A Preferred Stock, at the address for such holder shown on the books of the Corporation, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution, security or right, and the amount and character of such dividend, distribution, security or right.

(h) Reservation of Stock Issuable Upon Conversion. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock will not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as will be sufficient for such purpose.

(i) Payment of Taxes. The Corporation will pay all transfer taxes and other governmental charges that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.

7. No Reissuance of Series A Preferred Stock. Any shares of Series A Preferred Stock acquired by the Corporation by reason of purchase, conversion or otherwise shall be cancelled, retired, and eliminated from the shares of Series A Preferred Stock that the Corporation shall be authorized to issue. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restriction on issuance set forth in the Amended and Restated Articles or in any certificate of determination creating a series of preferred stock or any similar stock or as otherwise required by law.

8. Severability. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule, law or public policy, all other rights, preferences and limitations set forth herein that can be given effect without the invalid, unlawful or unenforceable right preference or limitation shall nevertheless remain in full force and effect, and no right, preference or limitation herein shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

RESOLVED FURTHER, that the President and the Secretary of the Corporation be, and each hereby is, authorized and directed to execute, acknowledge, file and record a Certificate of Determination of Preferences in accordance with the foregoing resolutions and the provisions of California law.